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The following is an interview by Ben Baldanza, a contributor to Forbes and a member of the board of directors of JetBlue Airways Corporation, with Glenn Pomerantz, published on Forbes.com on June 1, 2022, and made available at:

https://www.forbes.com/sites/benbaldanza/2022/06/01/antitrust-merger-expert-says-spirit-acquisition-by-frontier-or-jetblue-likely-to-be-approved/ ?ss=aerospace-defense&sh=35a0fa7064e6

Antitrust Merger Expert Says Spirit Acquisition By Frontier Or JetBlue Likely To Be Approved

Ben Baldanza

Contributor

Jun 1, 2022, 12:04am EDT

Because of my business relationships and stock holdings with both Spirit and JetBlue, I haven’t been writing about the proposed Frontier-Spirit and JetBlue-Spirit mergers over the past few months. It’s a hot topic right now so I thought it would great for Forbes readers to hear from someone close on the matter.

The public statements from Frontier and Spirit suggest they believe their deal has a 100% of approval and that a combination with JetBlue has a 0% chance. This didn’t seem right to me, so I wanted to get the opinion of an expert. Glenn Pomerantz is a Harvard Law graduate and has served as lead trial counsel for the government in high-profile merger challenges. He was recently brought on by JetBlue to provide a point of view on the regulatory landscape. In this Q&A with me, he shares thoughts on how the U.S. Department of Justice (DOJ) might view further industry consolidation.

Glenn, it’s great to be chatting with you today. Tell me a little bit about your experience.

Thanks Ben. I’ve been in practice for almost 40 years. I’m one of the few private lawyers who has been asked by DOJ and numerous State Attorneys General to serve as lead trial counsel for the government in high-profile merger challenges, including the AT&T/T-Mobile merger. Antitrust litigation has always been a core professional interest of mine.

Many people think it’s tough for any airline merger right now. Do you agree?

The current administration has said that it wants to see a different level of enforcement on big mergers, including in the airline sector. It’s going to be more difficult for any merger than it was a few years ago. However, I think the regulatory hurdles for either a Frontier-Spirit or JetBlue-Spirit deal are extremely similar. In any event, it’s a court, and not DOJ, that has final say. I think both deals have a better than 50% chance of closing.

If you were representing JetBlue with the DOJ, what would your position be?

I would remind the DOJ of their own words. In their court filing for the JetBlue’s Northeast Alliance, the DOJ effusively praises JetBlue for the “JetBlue Effect” and its ability to “challenge the major airlines” with lower fares and great service. So when JetBlue enters a market, the major airlines reduce their rates. The DOJ goes on to talk about JetBlue being “uniquely disruptive” and how important its growth is for competition in the U.S. It’s pretty clear they see JetBlue’s growth as a good thing, and they think of JetBlue’s competitive impact as unique among current airlines, including ultra-low-cost carriers. That’s because the legacy airlines don’t respond in the same way when ultra-low-cost carriers enter new routes. Ultra-low-cost carriers don’t offer service comparable to JetBlue, which is what makes JetBlue such a competitive threat to the legacy airlines. What JetBlue’s attempt to merge with Spirit suggests to me is that they are focused on expanding this JetBlue Effect across the country and disrupting the business of the legacy carriers.

So are you saying the DOJ suing JetBlue actually supports a JetBlue-Spirit combination? That’s not what Spirit would have you think.

Yes, I’m saying that the DOJ’s reasoning in the NEA litigation supports a JetBlue-Spirit combination. Beyond that, just because the DOJ is suing you on one matter doesn’t mean they would automatically sue you on another matter. It’s not a personal thing. The Northeast Alliance issue will get resolved in that current litigation. They would look at a tie up between JetBlue and Spirit separately, on its own merits.

If Spirit shareholders indicate they would rather go with JetBlue, what’s the biggest challenge that combination is going to have with regulators?

As I said, any merger is going to have a harder time getting DOJ’s approval right now given the current administration. Specific to JetBlue-Spirit, the DOJ will assess the impact of a low-cost carrier buying an ultra-low-cost carrier, and how JetBlue’s unique effect on fares and quality of product factors in. They’ll also look at the expansion and repositioning of other ultra-low-cost carriers. Both the JetBlue model and the ultra-low-cost model benefit travelers, but the benefits are different. JetBlue argues that their benefit is much broader and more impactful than the ultra-low-cost model. That’s the kind of benefit a court would weigh carefully if DOJ decided that it wanted to challenge this merger.

Do you think the DOJ would prefer a Frontier-Spirit combination?

I don’t see it that way. People haven’t focused on the fact that Frontier and Spirit have a lot of route overlaps all around the country – much more than JetBlue and Spirit – and the DOJ in my experience will evaluate things like that. Also, the DOJ has said in court they really like the JetBlue Effect. I haven’t seen them on record about the first and second largest ultra-low-cost carriers merging together. This concern was raised before JetBlue even came in the picture.

Some claim a single ultra-low-cost carrier would be a stronger competitor to the large airlines. What is your view?

I don’t see anything additive for consumers by putting together the two largest ultra-low-cost carriers. You could make a case that the efficiencies help them keep low fares in place, but it’s not a game changer and you could end up eliminating competition between Frontier and Spirit on a whole bunch of routes. The economic data I’ve seen shows that JetBlue is much more disruptive to legacy carrier pricing than ultra-low-cost carriers are. That’s because giving JetBlue a larger network will make it a more formitable competitor to the legacy airlines. The analysis I’ve seen suggests that the same wouldn’t be true by combining two ultra-low-cost carriers. Legacies don’t react in the same way to ultra-low-cost carriers. And the ultra-low-cost business model isn’t set up in a way that allows a carrier to benefit from an expanded network in the same way that JetBlue would.

Is this just about fares for the DOJ?

It’s not as simple as the lowest price wins. DOJ does not want to see fares go up from the legacies either, so they’ll study how legacies might respond to a larger JetBlue or a larger Frontier. They’ll also look at non-price factors like product quality and service schedules. Those are important pieces in generating competitive effects. It’s going to be a difficult evaluation for DOJ because JetBlue is known for a very inclusive level of service and offerings that appeal to both vacationers and business travelers. Spirit and Frontier have a very basic level of cheap service and you pay for everything extra.

If you were at the DOJ now, what would you be asking yourself?

DOJ is very aware that four mega carriers have a grip on the U.S. market. We got here because of the consolidation that DOJ allowed, so it’s ironic that DOJ may need to allow more consolidation to fix it. It’s not going to be politically popular though, so they are in a catch-22. I would add that this is why, if needed, we have the court system as the ultimate decider. While DOJ might approach enforcement differently in different administrations, the law the court follows stays pretty much the same. And I think a court would see that a combination of JetBlue and Spirit would lead to more competition with the mega carriers that would ultimately benefit consumers.

How do you see all this ending?

The regulatory hurdle is going to be there for any airline merger given the political landscape, but I do believe that the risk is extremely similar for either a Frontier-Spirit or a JetBlue-Spirit merger. And I believe that JetBlue has a good shot at getting a deal through. What really convinced me is how the DOJ put it in their own words in the Northeast Alliance court filing.

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Forward Looking Statements

Statements in this interview contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. These statements are intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. When used in this interview, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, those listed in our U.S. Securities and Exchange Commission (“SEC”) filings, matters of which we may not be aware, the coronavirus pandemic including new and existing variants, the outbreak of any other disease or similar public health threat that affects travel demand or behavior, the outcome of any discussions between JetBlue Airways Corporation (“JetBlue”) and Spirit Airlines, Inc. (“Spirit”) with respect to a possible transaction, including the possibility that the parties will not agree to pursue a business combination transaction or that the terms of any such transaction will be materially different from those described herein, the conditions to the completion of the possible transaction, including the receipt of any required stockholder and regulatory approvals and, in particular, our expectation as to the likelihood of receipt of antitrust approvals, JetBlue’s ability to finance the possible transaction and the indebtedness JetBlue expects to incur in connection with the possible transaction, the possibility that JetBlue may be unable to achieve expected synergies and operating efficiencies within the expected timeframes or at all and to successfully integrate Spirit’s operations with those of JetBlue, and the possibility that such integration may be more difficult, time-consuming or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers or suppliers) may be greater than expected in connection with the possible transaction. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Further information concerning these and other factors is contained in JetBlue’s SEC filings, including but not limited to, JetBlue’s 2021 Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. In light of these risks and uncertainties, the forward-looking events discussed in this interview might not occur. Our forward-looking statements included in this interview speak only as of the date the statements were written or recorded. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

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This interview is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Spirit or any other securities. JetBlue and its wholly-owned subsidiary, Sundown Acquisition Corp., have commenced a tender offer for all outstanding shares of common stock of Spirit and have filed with the SEC a tender offer statement on Schedule TO (including an Offer to Purchase, a Letter of Transmittal and related documents), as may be amended. These documents contain important information, including the terms and conditions of the tender offer, and stockholders of Spirit are advised to carefully read these documents before making any decision with respect to the tender offer.

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